Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related prospectus of Stanley Black & Decker, Inc. (the “Company”) for the registration of debt securities, preferred stock, common stock (together with related preferred stock purchase rights), depositary shares, warrants, stock purchase contracts, and stock purchase units and to the incorporation by reference therein of (i) our report dated February 19, 2015, except for Notes F, O, and P as to which the date is October 2, 2015, with respect to the consolidated financial statements and schedule of the Company as of January 3, 2015 and December 28, 2013 and for each of the three fiscal years in the period ended January 3, 2015, included in its Current Report (Form 8-K) dated October 2, 2015; and (ii) our report dated February 19, 2015, with respect to the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended January 3, 2015, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Hartford, Connecticut

October 19, 2015